Exhibit 99.1

Rotech Healthcare:

Philip L. Carter

President & Chief Executive Officer

Barry E. Stewart

Chief Financial Officer

407-822-4600

FOR IMMEDIATE RELEASE

Rotech Healthcare Outlines Plans for Revenue Growth in 2005

ORLANDO, FLA. – April 7, 2005 – Faced with the uncertainty of the now announced Medicare reimbursement changes, in the summer of 2004 Rotech Healthcare Inc. (the “Company”) retained Bain and Company, a leading global consulting firm to assist management in determining and implementing plans for revenue growth. That plan is now being implemented with encouraging results from the first three months of 2005.

Management believes that we now have a competitive cost structure in the marketplace and can now redirect efforts away from the operational turnaround to revenue growth and patient care.

Throughout the year the Company plans to use a number of initiatives to communicate with employees, referral sources and patients about the Company’s plans to further improve patient care.

The phrase “We Care About Patient Care” will be the foundation for this campaign.

Revenue growth is expected to come from a combination of the following initiatives.

1.	Internal Growth

The sales force of approximately 400 employees has largely been restructured and now commits more time to selling and less time to hiring and training new employees.

2.	New Clinical Programs

The clinical group has been refocused towards patient care. The Company continues to expand its base of respiratory therapists. The respiratory therapists will spend more time revisiting existing patients to help determine there are no gaps in their treatment plan, and that they are receiving the correct care.

3.	Medicare part B Drugs

A new state of the art pharmacy has been opened in Kentucky with modern dispensing, distribution and telecommunication systems.

This facility is responsible for the efficient dispensing and distribution of all of our drug reorders, as well as contacting all of our patients on a monthly basis to ensure they are receiving their drugs in a timely manner.

4.	Acquisitions

An experienced acquisition team has been assembled to pursue small acquisitions in 2005. Plans call for spending approximately $30 million in acquisitions for the year, subject to identifying desirable companies to acquire. Funding for these acquisitions is expected to come from internally generated cash. The year has started well with three small acquisitions being closed in the first quarter.

5.	De Novo Branches

A modest number of de novo branches are expected to be opened in 2005. While these new branches will not provide meaningful revenue in 2005, a consistent program of opening new branches is expected to contribute to growth in future years. Capital expenditure and costs for these branches in 2005 is expected to be minimal.

6.	Managed Care

More resources are being put into developing the Company’s managed care business. Working off a low base the Company expects to grow this part of the business at a higher rate than its Medicare business.

The Company believes that it has additional capacity to increase revenue within its branch structure which is expected to increase profitability over time.

If the Company achieves its growth plans in 2005 it expects to report earnings per share in the range of approximately $0.30 to $0.35 for the year (excluding charges relating to the adoption of FAS 123R – option expensing). This estimate is provided using best estimates of the impact of known Medicare reimbursement changes in 2005, and may be subject to change as the year progresses.

About Rotech Healthcare

Rotech Healthcare Inc. is a leading provider of home respiratory care and durable medical equipment and services to patients with breathing disorders such as chronic obstructive pulmonary diseases (COPD). The Company provides its equipment and services in 48 states through approximately 500 operating centers, located principally in non-urban markets. Rotech’s local operating centers ensure that patients receive individualized care, while its nationwide coverage allows the Company to benefit from significant operating efficiencies.

Forward-Looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “may,” “will,” “could,” “should,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to known, and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties, many of which are beyond the control of the Company, include but are not limited to, the risks, uncertainties and assumptions associated with: changes in reimbursement policies and other legislative initiatives aimed at reducing healthcare costs associated with Medicare and Medicaid, including, without limitation, the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 and the uncertainties relating to inhalation drug reimbursement; the collectibility of the Company’s accounts receivable; healthcare reform and the effect of changes in federal and state healthcare regulations generally; compliance with various settlement agreements and corporate compliance programs established by the Company; other factors described in the Company’s filings with the Securities and Exchange Commission; compliance with confidentiality requirements with respect to patient information; and other factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgement, beliefs, projections or expectations only as of the date hereof. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.